Banc of America Securities was the affiliated member of the underwriting syndicate in all these issues.

Fund Series	                                Fund

Columbia Funds Series Trust 1	Columbia High Yield Opportunity Fund
Columbia Funds Series Trust 1	Columbia High Yield Opportunity Fund

Fund	                                       Security

Columbia High Yield Opportunity Fund	Windstream Corp 8.625% 08/01/16
Columbia High Yield Opportunity Fund	Petrohawk Energy 9.125% 07/15/13

Fund	                              Trade Date   Quantity	Price

Columbia High Yield Opportunity Fund	06/28/06   "860,000"	97.5470
Columbia High Yield Opportunity Fund	06/26/06 "1,400,000"	98.7350

Fund	                                  Amount     Broker Bought From

Columbia High Yield Opportunity Fund      "838,904"	Merril Lynch
Columbia High Yield Opportunity Fund	"1,382,290"	Credit Suisse